TRANSACTIONS SUBJECT TO RULE  10f - 3  PROCEDURES

      Fund:    JPM Small Company Portfolio    Security: Peapod Inc
                                                        Common Stock
      Issuer:  Peapod Inc

REQUIRED INFORMATION                                      APPLICABLE RESTRICTION

1 .    Offering Date           6/10/97                    None

2.    Total Size of Offering   64,000,000                 None

3.    Unit Price of Offering        16.00                 None

4.    Underwriting  Spread           1.12                 Morgan Guaranty
                                                          determination
                                                          must be made

5.    Years of Issuer's Operations     8                  Must be at least
                                                          three*

6.    Underwriting  Spread          firm                  Must be firm

7.    Trade Date                 6/10/97                  No later than 1 day
                                                          after #1

8.    Portfolio Assets on Trade
      Date                       4,920,757                None

9.    Price Paid per Unit            16.00                Must not exceed #3
                                                          ($16.00 )

10.   Total Price Paid by Portfolio  64,000               Must not exceed #8x3%
                                                          ($147,623 )

11.    Total Price Paid by Portfolio                      If less than $500,000,
       plus Total Price Paid for                          must not exceed #2 x
       same securities by associated 640,000              10% ( N/A), otherwise
                                                          must not exceed #2x4%
                                                          (2,560,000)

12.    List of Underwriters from whom                  Must not include Morgan
       Portfolio purchased         Smith Barney,        Guaranty or affiliates**
                                   Inc.


      Morgan Guaranty has determined that the underwriting commission, spread or profit is reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, Morgan Guaranty has considered the factors set forth in the Fund's 10f-3 procedures.


                                           James Otness
                                           Portfolio Manager

      * Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii) , whichever is met.

      ** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale.